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                           NEWS RELEASE




FOR IMMEDIATE RELEASE                   Contact:  John W. Corey
                                                  President
                                                  (317) 742-1064

           LSB Financial Corp. Completes Stock Buy-Back



     LSB Financial Corp., Lafayette, Indiana, today announced that the planned repurchase of 5% of the shares of its stock was now completed. The Company purchased 48,235 shares in the open market over a one month period. The repurchased shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

     John W. Corey, President of the Company stated, "This stock buy-back represents a continuation of our efforts to increase shareholder value."

     After the buy-back and the issuing of additional shares as part of the Recognition and Retention Plan adopted by stockholders at a special meeting in August 1995, the Company currently has 917,760 shares of common stock issued and outstanding.

     LSB Financial operates three offices in Tippecanoe County. As of March 31, 1996, the Company had assets of $163 million, deposits of $112 million and shareholders' equity of $17 million.